Exhibit 99.1

Novan Submits New Drug Application to the U.S. FDA for Berdazimer Gel, 10.3% (SB206) for the Treatment of Molluscum Contagiosum

– Potential FDA approval anticipated in first quarter 2024, assuming the filing is accepted by the FDA and under standard review timelines –

– Molluscum contagiosum is a viral skin infection that affects approximately 6 million people, most of them children1,2 –

– Berdazimer gel, 10.3% has the potential to be the first FDA-approved prescription product for the treatment of molluscum3 –

DURHAM, N.C., January 6, 2023 — Novan, Inc. (“the Company” or “Novan”) (Nasdaq: NOVN), announced today that the Company has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking marketing approval for berdazimer gel, 10.3% (SB206) for the topical treatment of molluscum contagiosum (“molluscum”). Assuming the filing is accepted by the FDA and given a typical 12-month review process, Novan anticipates a potential first quarter 2024 approval.

“Today marks a significant milestone for Novan and the culmination of substantial efforts of the entire Novan team – the Company’s first NDA submission. I am extremely proud of our team and the progress thus far with berdazimer gel, 10.3%. Based on the robust data generated from our Phase 3 studies, we believe the product candidate is well-positioned to treat molluscum, which remains an unmet need. The NDA submission brings Novan closer to providing what could be the first FDA-approved prescription product for the treatment of this contagious viral skin infection,” commented Paula Brown Stafford, President and Chief Executive Officer of Novan.

Berdazimer gel, 10.3% is poised to be a first-in-class topical treatment for molluscum. The active ingredient, berdazimer sodium, is a new chemical entity that releases nitric oxide and has anti-viral activity.4 If approved, berdazimer gel, 10.3% would be the first effective and safe topical treatment indicated for molluscum with the convenience of self-application.

Results from the pivotal Phase 3 B-SIMPLE4 clinical study evaluating berdazimer gel, 10.3% for the treatment of molluscum (NCT04535531) demonstrated highly statistically significant improvement in primary clinical endpoint (p<0.0001) in the largest cohort of molluscum patients ever studied and were recently published in JAMA Dermatology.3 Berdazimer gel, 10.3% was found to be well tolerated with mild application site pain and mild to moderate erythema reported as the most common adverse events.3

“Many patients with molluscum go untreated due to a lack of FDA-approved therapeutic options. A topical gel applied by the patient or caregiver that has the potential to clear molluscum lesions and is well tolerated would likely be a significant change to clinical practice. Right now, we are limited to in-office procedures to treat this bothersome infection. I think caregivers and patients with molluscum would welcome berdazimer gel as a breakthrough in treatment. I look forward to the potential of having this option available for my patients,” said Adelaide Hebert, M.D., Chief of Pediatric Dermatology at McGovern School of Medicine and Children’s Memorial Hermann Hospital.

About Berdazimer

Berdazimer sodium, the active ingredient in berdazimer gel, 10.3% (SB206), is a new chemical entity. Berdazimer gel, 10.3% for the treatment of molluscum contagiosum is a potential first-in-class topical nitric oxide-releasing agent with positive Phase 3 data submitted to the FDA. Berdazimer gel, 3.4% (SB204), a topical monotherapy in Phase 3 clinical development for the treatment of acne, utilizes the same active ingredient as berdazimer gel, 10.3% and is formulated specifically to address acne.

About Molluscum

Molluscum contagiosum is a common, contagious viral skin infection caused by the molluscipoxvirus,5 affecting approximately six million people in the U.S.,1,2 with the greatest incidence in children aged one to 14 years.6 Infected children typically present with 10 to 30 unsightly lesions,7 and in severe cases, they can have around 100 lesions,8 mostly clustering on the face, trunk, limbs and axillary areas.7 Over 70% of molluscum patients go untreated.9,10 There are no FDA-approved therapies for molluscum, with current treatments limited to potentially painful in-office, healthcare provider-administered physical procedures or cantharidin, or off-label prescriptions and over-the-counter products.7,11 Molluscum may take a long time to resolve, with lesions persisting 13 months to 5 years,11,12 and transmission of this highly-contagious virus is common, spreading to other children through direct skin contact or sharing contaminated objects like towels.13 In-household transmission to other children is reported around 41%.12 Despite the prevalence and high transmissibility, there is a significant unmet need in the molluscum treatment landscape.

About Novan

Novan, Inc. is a medical dermatology company primarily focused on researching, developing, and commercializing innovative therapeutic products for skin diseases. Our goal is to deliver safe and efficacious therapies to patients, including developing product candidates where there are unmet medical needs. We are developing berdazimer gel, 10.3% (SB206) as a topical prescription gel for the treatment of viral skin infections, with current emphasis on molluscum contagiosum.

Novan completed the acquisition of EPI Health in early 2022. EPI Health equips the company with a robust commercial infrastructure across sales, marketing, and communications, as well as fully dedicated market access and pharmacy relation teams, promoting products for plaque psoriasis, rosacea, acne and dermatoses. Novan also has a pipeline of potential product candidates using our proprietary nitric oxide-based technology platform, NITRICIL™, to generate new treatments for multiple indications.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “target,” “anticipate,” “may,” “plan,” “potential,” “will,” “look forward to” and similar expressions, and are based on the Company’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the timing of potential FDA acceptance and approval of the Company’s NDA for berdazimer gel, 10.3% (SB206) for molluscum contagiosum, the therapeutic value and benefits of the Company’s Nitricil™ platform technology and its product candidates, including berdazimer gel, 10.3% (SB206), and the potential market opportunity for the Company’s product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s expectations, including, but not limited to, risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the FDA will not agree with the Company’s approach in its NDA submission for berdazimer gel, 10.3% (SB206) for molluscum contagiosum or any future NDA submissions, that the Company’s product candidates may not be approved or that additional studies may be required for approval or other delays may occur and that the Company may not obtain funding sufficient to extend its cash runway or to complete the regulatory or development process; the Company’s limited experience as a company in obtaining regulatory approvals for and launching products developed internally and its ability to recruit and retain qualified personnel and key talent; changes in the size and nature of the market for the Company’s product candidates and promoted products, including potential competition, patient and payer perceptions and reimbursement determinations; risks and uncertainties in the Company’s ongoing or future product development activities and preclinical studies, which may not prove successful in demonstrating proof-of concept, or may show adverse toxicological findings, and even if successful may not necessarily predict that subsequent clinical trials will show the requisite safety and efficacy of the Company’s product candidates, or that any of the Company’s product candidates, if approved, will continue to demonstrate requisite safety and efficacy following their commercial launch; any operational or other disruptions as a result of the COVID-19 pandemic and related or unrelated constraints on the global workforce; risks related to the manufacture of raw materials and finished drug product, such as supply chain disruptions or delays, potential price increases, failure to transfer technology and processes to third parties effectively or failure of those third parties (or the Company in connection with the Company’s facility) to obtain approval of and maintain compliance with the FDA or comparable regulatory authorities; the Company’s reliance on arrangements with third parties to support its operations and its development, manufacturing and commercialization efforts and the risk that such parties will not successfully carry out their contractual duties or meet expected deadlines; the Company’s ability to obtain additional funding or enter into strategic or other business relationships necessary or useful for the further development or commercialization of the Company’s product candidates and the operation of its business on terms that are acceptable to the Company or at all or if such relationships or transactions are unsuccessful or the Company is unable to realize the potential economic benefits of such relationships or transactions; and other risks and uncertainties described in the Company’s annual report filed with the Securities and Exchange Commission on Form 10-K for the twelve months ended December 31, 2021, and in the Company’s subsequent filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release, and the Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

INVESTOR AND MEDIA CONTACT:
Jenene Thomas
JTC Team, LLC
833-475-8247
NOVN@jtcir.com

References:
1.About Molluscum. Accessed December 29, 2022. https://aboutmolluscum.com/

2.Global molluscum contagiosum epidemiology forecast to 2028 December 16, 2019. Accessed December 29, 2022. https://www.businesswire.com/news/home/20191216005378/en/Global-Molluscum-Contagiosum-Epidemiology-Forecast-to-2028---ResearchAndMarkets.com
3.Browning JC, Enloe C, Cartwright M, et al. Efficacy and Safety of Topical Nitric Oxide-Releasing Berdazimer Gel in Patients With Molluscum Contagiosum: A Phase 3 Randomized Clinical Trial. JAMA Dermatol. 2022;158(8):871-878.
4.Banerjee NS, Moore DW, Wang HK, Broker TR, Chow LT. NVN1000, a novel nitric oxide-releasing compound, inhibits HPV-18 virus production by interfering with E6 and E7 oncoprotein functions. Antiviral Res. 2019;170:104559.
5.Chen X, Anstey AV, Bugert JJ. Molluscum contagiosum virus infection. Lancet Infect Dis. 2013;13(10):877-888.
6.Schofield JK, Fleming D, Grindlay D, Williams H. Skin conditions are the commonest new reason people present to general practitioners in England and Wales. Br J Dermatol. 2011;165(5):1044-1050.
7.Badri T, Gandhi GR. Molluscum Contagiosum. [Updated 2022 May 1]. In: StatPearls [Internet]. Treasure Island (FL): StatPearls Publishing; 2022 Jan-. Available from: https://www.ncbi.nlm.nih.gov/books/NBK441898/ Accessed December 29, 2022.
8.Viral Diseases. In: James, William D ed. Andrews’ Diseases of the Skin. 13th edition. London, UK: Elsevier; 2020: 362-420.e8.
9.Syneos. Medical and Pharmacy Benefits Claims, Syneos Insights Suite, 2022.
10.Basdag H, Rainer BM, Cohen BA. Molluscum contagiosum: to treat or not to treat? Experience with 170 children in an outpatient clinic setting in the northeastern United States. Pediatr Dermatol. 2015;32(3):353-357.
11.American Academy of Dermatology. Molluscum contagiosum: Diagnosis and treatment. Accessed December 29, 2022. https://www.aad.org/public/diseases/a-z/molluscum-contagiosum-treatment.
12.Olsen JR, Gallacher J, Finlay AY, Piguet V, Francis NA. Time to resolution and effect on quality of life of molluscum contagiosum in children in the UK: a prospective community cohort study. Lancet Infect Dis. 2015;15(2):190-195.
13.Meza-Romero R, Navarrette-Dechent C, Downey C. Molluscum contagiosum: an update and review of new perspectives in etiology, diagnosis, and treatment. Clin Cosmet Investig Dermatol. 2019;12:373-81.